                                 AMENDMENT NO. 3
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

     THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of January 29, 2007, by and among The Variable Annuity Life Insurance Company ("VALIC") and Wellington Management Company, LLP (the "Sub-Adviser").

                                    RECITALS

          WHEREAS, VALIC and VALIC Company I ("VC I") (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

          WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001 (the "Agreement"), and as amended on January 1, 2002 and April 23, 2003, with respect to the VC I Covered Funds with the Sub-Adviser as listed on Schedule A thereto; and

          WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the Science & Technology Fund, as one of the Covered Funds to be managed by the Sub-Adviser.

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

          1. Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage a portion of the assets of the Science & Technology Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

          2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

          3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

          4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE               WELLINGTON MANAGEMENT COMPANY, LLP
INSURANCE COMPANY


By:    /s/ Evelyn Curran                    By:    /s/ Pamela Dippel
    ---------------------------------       ------------------------------------
Name:  Evelyn Curran                        Name:  Pamela Dippel
Title: Senior Vice President                Title: Senior Vice President

                                   SCHEDULE A

                           Effective January 29, 2007

SUBADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Funds                                Fee
-------------               --------------------------------------
Core Equity Fund            0.325% of the first $50 million
                            0.250% of the next $450 million
                            0.200% of the next $1 billion
                            0.180% on the excess over $1.5 billion

Science & Technology Fund   0.55% of the First $100 million
                            0.50% of the next $300 million
                            0.45% on the excess over $400 million